UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                    SCHEDULE 13G
                      Under the Securities Exchange Act of 1934


                                     ASECO CORP.
                                  (Name of  Issuer)

                                    COMMON STOCK
                            (Title of Class of Securities)


1)   Name of Reporting Person:
     C.E. UNTERBERG, TOWBIN ADVISORS, L.P.

     IRS Identification No:
     13-3707774
________________________________________________________________________

2)   Check the Appropriate Box if a Member of a Group*      (a) [   ]
                                                            (b) [   ]
________________________________________________________________________

3)   SEC Use only
________________________________________________________________________

4)   Citizenship or Place of Organization

      600 Third Avenue, 17th Fl.
      New York, NY 10158
________________________________________________________________________

Number of              5)   Sole Voting Power
Shares                           268,000
Beneficially
Owned by               6)   Shared Voting Power
Each                              0


Reporting              7)   Sole Dispositive Power
Person                           268,000
With
                       8)   Shared Dispositive Power
                                  0
________________________________________________________________________

9)   Aggregate Amount Beneficially Owned By Each Reporting Person
       268,000
________________________________________________________________________

10)  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
        [   ]
________________________________________________________________________

11)  Percent of Class Represented by Amount in Row 9
        7.21%
________________________________________________________________________

12)  Type of Reporting Person*

        INVESTMENT ADVISER - IA
________________________________________________________________________

ITEM 1
(a)  Name of  Issuer:
       ASECO CORP.

(b)  Address of Issuer's Principal Executive Offices:
       500 DONALD LYNCH BLVD., MARLBORO, MA 01752


ITEM 2
(a)  Name of Person Filing:
       ROBERT M. MATLUCK
       C.E. UNTERBERG, TOWBIN ADVISORS, L.P.

(b)  Address of Principal Business Office or, if none, Residence:
       C.E. UNTERBERG, TOWBIN ADVISORS, L.P.
       600 THIRD AVE., 17TH FL., NEW YORK, NY 10158

(c)  Citizenship:
       DELAWARE LIMITED PARTNERSHIP

(d)  Title of Class of Securities:
       COMMON STOCK

(e)  CUSIP Number:
       043659101


ITEM 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     NOT APPLICABLE

(a) [   ] Broker or Dealer registered under Section 15 of the Act
(b) [   ] Bank as defined in section 3(a)(6) of the Act
(c) [   ] Insurance Company as defined in section 3(a)(19) of the act
(d) [   ] Investment Company registered under section 8 of the Investment
          Company Act
(e) [   ] Investment Adviser registered under section 203 of the Investment
          Advisers Act of 1940
(f)  [   ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment Fund; see 240.13d-1(b)(1)(ii)(F)
(g) [   ] Parent Holding Company, in accordance with 240.13d-1(b)(ii)(G)
          (Note: see item 7)
(h) [   ] Group, in accordance with 240.13-d-1(b)(1)(ii)(H)


ITEM 4    Ownership
(a)  Amount Beneficially Owned:
       268,000 shares

(b)  Percent of Class
       7.21%

(c)  Number of shares as to which such person has:
      (iii) sole power to dispose or to direct the disposition of 268,000 shares


ITEM 5         Ownership of Five Percent or Less of a Class
       NOT APPLICABLE

ITEM 6 Ownership of More than Five Percent on Behalf of Another Person NOT APPLICABLE

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company NOT APPLICABLE

ITEM 8         Identification and Classification of Members of the Group
       NOT APPLICABLE

ITEM 9         Notice of Dissolution of Group
       NOT APPLICABLE

ITEM 10   Certification
       NOT APPLICABLE

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
	______________________________________

Robert M. Matluck
President


June 23, 1998